EXHIBIT 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signs below, in his or her capacity as a director of Insperity, Inc., a Delaware corporation (the “Company”) hereby appoints PAUL SARVADI, JAMES ALLISON, and CHRISTIAN CALLENS and each of them, severally, as his or her true and lawful attorney-in-fact and agent, each of whom shall be authorized to act alone or jointly, with full power of substitution and resubstitution, to execute, in his or her capacity as a director of the Company, and to file or cause to be filed, with the Securities and Exchange Commission, the Company's Annual Report on Form 10-K for the year ended December 31, 2025, and any and all amendments thereto as said attorneys or any of them shall deem necessary or incidental in connection therewith, and all materials required by the Securities Exchange Act of 1934, as amended, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of the undersigned, each and every act and thing whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof. cause to be done by virtue hereof.

/s/ Tim Clifford	/s/ Eli Jones
Tim Clifford	Eli Jones

/s/ Carol Kaufman	/s/ John Lumelleau
Carol Kaufman	John Lumelleau

/s/Ellen H. Masterson	/s/ Randall Mehl
Ellen H. Masterson	Randall Mehl

/s/ John Morphy	/s/ Latha Ramchand
John Morphy	Latha Ramchand

/s/ Richard G. Rawson	/s/ W. Philip Wilmington
Richard G. Rawson	W. Philip Wilmington